Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 6 to Registration Statement No. 333-156742 on Form S-11 of our reports dated:

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August 25, 2010 related to the statement of revenues and certain operating expenses of the property located at 17600 Gillette, Irvine, California for the year ended December 31, 2009, appearing in the Current Report on Form 8-K/A filed with the U.S. Securities and Exchange Commission (“SEC”) on August 25, 2010,

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September 22, 2010 related to the statement of revenues and certain operating expenses of the portfolio of five office buildings located in the Brindleyplace business center of Birmingham, England for the year ended December 31, 2009, appearing in the Current Report on Form 8-K/A filed with the SEC on September 22, 2010,

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November 10, 2010 related to the statement of revenues and certain operating expenses of Hock Plaza I, located in Durham, North Carolina for the year ended December 31, 2009, appearing in the Current Report on Form 8-K/A filed with the SEC on November 10, 2010, and

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December 22, 2010 related to the statement of revenues and certain operating expenses of Southpark Commerce Center II, located in Austin, Texas for the year ended December 31, 2009, appearing in the Current Report on Form 8-K/A filed with the SEC on December 22, 2010

(which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
July 29, 2011